(e)(1)(i)

AMENDED SCHEDULE A

with respect to the

UNDERWRITING AGREEMENT

between

VOYA SEPARATE PORTFOLIOS TRUST

and

VOYA INVESTMENTS DISTRIBUTOR, LLC

Name of Fund

Voya Emerging Markets Corporate Debt Fund

Voya Emerging Markets Hard Currency Debt Fund

Voya Emerging Markets Local Currency Debt Fund

Voya Investment Grade Credit Fund

Voya Securitized Credit Fund

Voya Target In-Retirement Fund

Voya Target Retirement 2020 Fund

Voya Target Retirement 2025 Fund

Voya Target Retirement 2030 Fund

Voya Target Retirement 2035 Fund

Voya Target Retirement 2040 Fund

Voya Target Retirement 2045 Fund

Voya Target Retirement 2050 Fund

Voya Target Retirement 2055 Fund

Voya Target Retirement 2060 Fund